Main Street Announces First Quarter 2014 Financial Results

First Quarter 2014 Distributable Net Investment Income Per Share Increased to $0.54 Per Share

HOUSTON, May 8, 2014 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

  Total investment income of $30.8 million, representing a 20% increase from the first quarter of 2013
  Distributable net investment income of $21.6 million (or $0.54 per share), representing a 21% increase from the first quarter of 2013 (1)
  Net investment income of $20.7 million (or $0.52 per share), representing a 20% increase from the first quarter of 2013
  Net asset value of $20.14 per share at March 31, 2014, representing an increase of $0.25 per share compared to $19.89 per share at December 31, 2013
  Paid regular monthly dividends totaling $0.495 per share, or $0.165 per share for each of January, February and March 2014, representing a 10% increase compared to first quarter of 2013 regular monthly dividends
  Declared regular monthly dividends totaling $0.495 per share for the second quarter of 2014, or $0.165 per share for each of April, May and June 2014, representing a 6% increase compared to second quarter of 2013 regular monthly dividends
  Estimated spillover taxable income (taxable income in excess of dividends paid) at March 31, 2014 of $46.3 million, or $1.16 per share

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "We are very pleased with our operating results for the first quarter of 2014, a quarter during which we increased our total investment income and distributable net investment income per share over the same period in the prior year, and generated distributable net investment income per share which exceeded our regular monthly dividends paid in the first quarter of 2014, with our distributable net investment income exceeding the dividends paid in the first quarter by 9%. We also increased our net asset value by approximately $10 million, or $0.25 per share. In addition, after our successful equity follow-on offering in April, we have a significant amount of liquidity to facilitate the future growth of our investment portfolio."

First Quarter 2014 Operating Results

For the first quarter ended March 31, 2014, total investment income was $30.8 million, a 20% increase over the $25.6 million of total investment income for the corresponding period of 2013. This comparable period increase was principally attributable to (i) a $4.3 million increase in interest income from higher average levels of portfolio debt investments and (ii) a $1.6 million increase in dividend income from investment portfolio equity investments, partially offset by a $0.6 million decrease in fee income due to decreased activity in our investment portfolio. The $5.2 million increase in total investment income in the first quarter ended March 31, 2014 is net of a $0.4 million decrease in the amount of total investment income related to accelerated prepayment and repricing activity of certain investment portfolio debt investments and marketable securities and idle funds investments in the first quarter of 2014 when compared to the same period in 2013.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $9.2 million in the first quarter of 2014 from $7.8 million for the corresponding period of 2013. This comparable period increase in operating expenses was principally attributable to a $1.4 million increase in interest expense, primarily as a result of (i) the issuance of our 6.125% Notes due 2023 (the "6.125% Notes") in April 2013 and (ii) a higher average outstanding balance on our credit facility ("Credit Facility") when compared to the prior year, partially offset by a decrease in interest expense from our Small Business Investment Company ("SBIC") debentures due to a lower average outstanding balance and a lower average interest rate, in both cases when compared to the prior year. Share-based compensation expense of $0.9 million, related to non-cash amortization expense for restricted share grants, was recognized during the first quarter of 2014. For the first quarter ended March 31, 2014, the ratio of our total operating expenses, excluding interest expense, as a percentage of our quarterly average total assets was 1.4% on an annualized basis, compared to 1.7% on an annualized basis for the first quarter ended March 31, 2013 and 1.8% for the year ended December 31, 2013.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 21% to $21.6 million, or $0.54 per share, compared with $17.9 million, or $0.52 per share, in the corresponding period of 2013. (1) The increase in distributable net investment income was primarily due to the higher level of total investment income partially offset by higher operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the first quarter of 2014 is after the impact of (i) a decrease of approximately $0.02 per share from the comparable period in 2013 attributable to the net decrease in the comparable levels of accelerated prepayment and repricing activity for certain investment portfolio debt investments and marketable securities and idle funds investments as discussed above and (ii) a greater number of average shares outstanding compared to the corresponding period in 2013 primarily due to the August 2013 follow-on equity offering.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, was $23.0 million, or $0.58 per share, for the first quarter of 2014 compared with $17.5 million, or $0.50 per share, in the corresponding period of 2013. (1) The $5.5 million increase was primarily attributable to (i) the $3.7 million increase in total distributable net investment income in the first quarter of 2014 when compared to the corresponding period of 2013 as discussed above and (ii) an increase in net realized gain (loss) from investments of $1.8 million, primarily due to the net realized gain of $1.4 million recognized in the first quarter of 2014.

The net increase in net assets resulting from operations attributable to common stock during the first quarter of 2014 was $27.2 million, or $0.68 per share, compared with $23.6 million, or $0.68 per share, in the first quarter of 2013. This $3.6 million increase from the comparable period in the prior year was primarily the result of (i) a $5.3 million increase in net realized income due to the factors discussed above and (ii) a $0.4 million decrease in the income tax provision from the comparable period in the prior year, partially offset by a $2.1 million decrease in the net change in unrealized appreciation to $6.7 million in the first quarter of 2014, compared to $8.8 million for the comparable period in the prior year. The total net change in unrealized appreciation for the first quarter of 2014 of $6.7 million included (i) $6.9 million of net unrealized appreciation from portfolio investments and (ii) $1.0 million of net unrealized appreciation on marketable securities and idle funds investments, partially offset by $1.2 million of unrealized depreciation on the SBIC debentures held by our wholly owned SBIC, Main Street Capital II, LP. The $6.9 million net change in unrealized appreciation from portfolio investments for the quarter ended March 31, 2014 was principally attributable to (i) unrealized appreciation on 23 LMM portfolio investments totaling $13.5 million, partially offset by unrealized depreciation on 7 LMM portfolio investments totaling $5.4 million, (ii) $1.8 million of net unrealized appreciation on middle market portfolio investments and (iii) $1.3 million of net unrealized appreciation on our external investment manager, a wholly owned subsidiary and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), partially offset by (i) $2.0 million of net unrealized depreciation on private loan portfolio investments and (ii) accounting reversals of net unrealized appreciation from prior periods of $2.4 million related to portfolio investment exits and repayments. The income tax provision for the quarter ended March 31, 2014 of $1.7 million principally consisted of deferred taxes of $1.0 million, which is primarily the result of deferred taxes on net unrealized appreciation on several of our portfolio investments held in our taxable subsidiaries, and other taxes of $0.7 million, which includes a $0.2 million accrual for excise tax on our estimated spillover taxable income and $0.5 million related to accruals for state and other taxes.

Liquidity and Capital Resources

As of March 31, 2014, we had $24.4 million in cash and cash equivalents, $11.3 million in marketable securities and idle funds investments and $209.0 million of unused capacity under the Credit Facility, which we maintain to support our future investment and operating activities. As of March 31, 2014, our net asset value totaled $804.4 million, or $20.14 per share.

Our Credit Facility contains $445.0 million in total commitments from a diversified group of thirteen participating lenders and has an accordion feature which allows us to increase the total commitments under the facility up to $500.0 million from new or existing lenders on the same terms and conditions as the existing commitments. Borrowings under the Credit Facility bear interest at a rate of LIBOR plus 2.25%. The Credit Facility is provided on a revolving basis through its final maturity date in September 2018, and also contains two, one-year extension options which could extend the final maturity by up to two years, subject to certain conditions, including lender approval. As of March 31, 2014, we had $236.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.4%.

During the first quarter of 2014, we issued $24.8 million of SBIC debentures under the SBIC program to reach the current regulatory maximum amount of $225.0 million. On March 31, 2014, through our two wholly owned SBIC's, we had $225.0 million of outstanding SBIC debentures guaranteed by the U.S. Small Business Administration, which bear a weighted average annual fixed interest rate of approximately 4.2%, paid semi-annually, and mature ten years from original issuance. The first maturity related to our SBIC debentures does not occur until 2017, and the remaining weighted average duration is approximately 7.3 years as of March 31, 2014.

As of March 31, 2014, we had a total of $90.9 million of the 6.125% Notes outstanding. The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at any time or from time to time at our option on or after April 1, 2018. The 6.125% Notes bear interest at a rate of 6.125% per year, payable quarterly on January 1, April 1, July 1 and October 1 of each year. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."

In April 2014, we further increased our liquidity and improved our overall capitalization by completing a follow-on public equity offering of our common stock. Upon completion of the base offering and the underwriters' full exercise of their option to purchase additional shares, we issued 4,600,000 shares of common stock at a public offering price of $31.50 per share. Net proceeds to us from the offering, after deducting underwriting discounts and estimated offering expenses payable by us, were approximately $139.6 million. We estimate that the follow-on equity offering represents an increase of $1.06 to our net asset value per share.

Lower Middle Market Portfolio Information (all as of March 31, 2014) (2)

We had debt and equity investments in 61 LMM companies collectively totaling approximately $654.4 million in fair value with a total cost basis of approximately $530.6 million. Approximately 75% of our LMM portfolio investments at cost were in the form of secured debt investments, and 86% of these debt investments at cost were secured by first priority liens on the assets of the portfolio companies. The weighted average annual effective yield on our LMM portfolio debt investments was 15.1%. (3)

We had equity ownership in 95% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 33%. The fair value of our LMM portfolio company equity investments was approximately 211% of the cost of such equity investments.

Based on information provided by our LMM portfolio companies, which we have not independently verified, the portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.3 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.0 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.4 to 1.0 and 3.1 to 1.0, respectively.

Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.2 as of March 31, 2014 and December 31, 2013.

Middle Market Portfolio Information (all as of March 31, 2014) (4)

We had middle market portfolio investments in 89 companies collectively totaling approximately $491.6 million in fair value with a total cost basis of approximately $487.4 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than our LMM portfolio companies. The weighted average annual EBITDA for the 89 middle market portfolio companies was approximately $71.3 million. Our middle market portfolio investments were primarily in the form of debt investments, and approximately 92% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our middle market portfolio debt investments was approximately 7.6%. (3)

Private Loan Portfolio Information (all as of March 31, 2014) (5)

Private loan portfolio investments primarily consist of investments in interest-bearing debt securities in companies that are consistent with the size of companies in our LMM portfolio or our middle market portfolio, but are investments which have been originated through strategic relationships with other investment funds on a collaborative basis.

We had private loan portfolio investments in 17 companies collectively totaling approximately $116.6 million in fair value with a total cost basis of approximately $119.4 million. The weighted average annual EBITDA for the 17 private loan portfolio companies was approximately $7.1 million. Approximately 96% of our private loan portfolio investments were in the form of debt investments, and approximately 99% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our private loan portfolio debt investments was approximately 11.1%. (3)

External Investment Manager

Beginning on January 1, 2014, the External Investment Manager began accruing management fees through its investment sub-advisory relationship with HMS Income Fund, Inc. ("HMS Income"). During the first quarter of 2014, the External Investment Manager generated $0.3 million of fee income from this relationship and HMS Income ended the first quarter of 2014 with over $160 million of total assets. We expect the management fees earned from this relationship will increase through 2014 as HMS Income continues its fund raising and portfolio investment activities.

Portfolio Quality

As of March 31, 2014, we had two investments on non-accrual status which comprised approximately 2.0% of the total investment portfolio at fair value and 4.6% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 111% of the related cost basis as of March 31, 2014.

First Quarter 2014 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 9, 2014 at 10:00 a.m. Eastern Time to discuss the first quarter 2014 financial results.

You may access the conference call by dialing 480-629-9645 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 16, 2014 and may be accessed by dialing 303-590-3030 and using the passcode 4680547#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended March 31, 2014 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2014 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, private loan portfolio investments, other portfolio investments, investment in the External Investment Manager and marketable securities and idle funds investments. LMM portfolio company financial information has not been independently verified by Main Street.

(3) Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(4) All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, private loan portfolio investments, other portfolio investments, investment in the External Investment Manager and marketable securities and idle funds investments. Middle market portfolio company financial information has not been independently verified by Main Street.

(5) All private loan portfolio information is calculated exclusive of Main Street's LMM portfolio investments, middle market portfolio investments, other portfolio investments, investment in the External Investment Manager and marketable securities and idle funds investments. Private loan portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including, without limitation, the amount of fees which may be earned by the External Investment Manager from HMS Income and the related positive effects for Main Street, involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com / 713-350-6000

Dennard & Lascar Associates
Ken Dennard / ken@dennardlascar.com
Ben Burnham / ben@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 9,296	$ 6,534
Affiliate investments	5,640	5,661
Non-Control/Non-Affiliate investments	15,633	13,138
Interest, fee and dividend income	30,569	25,333
Interest, fee and dividend income from marketable securities and idle funds	207	311
Total investment income	30,776	25,644
EXPENSES:
Interest	(5,286)	(3,882)
Compensation	(2,351)	-
General and administrative	(1,547)	(687)
Share-based compensation	(853)	(603)
Expenses reimbursed to Internal Investment Manager	-	(3,189)
Total expenses	(10,037)	(8,361)
NET INVESTMENT INCOME	20,739	17,283

NET REALIZED GAIN (LOSS):
Non-Control/Non-Affiliate investments	1,433	(343)
Marketable securities and idle funds investments	10	(59)
Total net realized gain (loss)	1,443	(402)
NET REALIZED INCOME	22,182	16,881

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	6,857	10,078
Marketable securities and idle funds investments	1,049	(67)
SBIC debentures	(1,189)	(1,212)
Total net change in unrealized appreciation	6,717	8,799

INCOME TAXES:
Federal and state income, excise, and other taxes	(667)	(671)
Deferred taxes	(998)	(1,380)
Income tax provision	(1,665)	(2,051)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$ 27,234	$ 23,629

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.52	$ 0.50
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.56	$ 0.49
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS ATTRIBUTABLE TO COMMON
STOCK PER SHARE - BASIC AND DILUTED	$ 0.68	$ 0.68

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.50	$ 0.45
Supplemental dividends	-	0.35
Total dividends	$ 0.50	$ 0.80

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	39,898,573	34,699,505

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)
(Unaudited)

	March 31, 2014	December 31, 2013

ASSETS

Portfolio investments at fair value:
Control investments	$ 364,559	$ 356,973
Affiliate investments	265,240	268,113
Non-Control/Non-Affiliate investments	679,080	661,102
Total portfolio investments	1,308,879	1,286,188
Marketable securities and idle funds investments	11,258	13,301

Total investments	1,320,137	1,299,489

Cash and cash equivalents	24,362	34,701
Interest receivable and other assets	18,457	16,054
Receivable for securities sold	3,216	-
Deferred financing costs, net	10,400	9,931

Total assets	$ 1,376,572	$ 1,360,175

LIABILITIES

Credit facility	$ 236,000	$ 237,000
SBIC debentures	213,039	187,050
Notes payable	90,882	90,882
Payable for securities purchased	12,488	27,088
Deferred tax liability, net	6,938	5,940
Dividend payable	6,592	6,577
Accounts payable and other liabilities	4,060	10,549
Interest payable	2,166	2,556

Total liabilities	572,165	567,642

NET ASSETS

Common stock	399	398
Additional paid-in capital	699,377	694,981
Accumulated net investment income, net of cumulative dividends	23,760	22,778
Accumulated net realized gain from investments, net of cumulative dividends	(24,891)	(26,334)
Net unrealized appreciation, net of income taxes	105,762	100,710

Total net assets	804,407	792,533

Total liabilities and net assets	$ 1,376,572	$ 1,360,175

NET ASSET VALUE PER SHARE	$ 20.14	$ 19.89

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net investment income	$ 20,739	$ 17,283
Share-based compensation expense	853	603
Distributable net investment income (1)	21,592	17,886
Net realized gain (loss) from investments	1,443	(402)
Distributable net realized income (1)	$ 23,035	$ 17,484

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.54	$ 0.52
Distributable net realized income per share -
Basic and diluted (1)	$ 0.58	$ 0.50

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.